Exhibit 99.1

COLUMBIA LABORATORIES ANNOUNCES SALE OF IP AND TECHNOLOGY FOR

LEGATRIN P.M. TO LIL’ DRUG STORE PRODUCTS

BOSTON, MA, August 6, 2014 /PRNewswire/ — Columbia Laboratories, Inc. (Nasdaq: CBRX) today announced that Lil’ Drug Store Products exercised its option to purchase the Intellectual Property Rights and Technology related to Legatrin P.M. Columbia licensed this product to Lil’ Drug Store Products approximately fourteen years ago and has received annual royalties. Based on a predetermined formula, Columbia will receive approximately $2.2 million for the sale.

“Columbia has a long history of developing products for other companies and licensing the product and associated IP to commercial partners. We are pleased to have completed this transaction which enables us to monetize our royalty stream and strengthen our balance sheet,” said Frank Condella, President and Chief Executive Officer of Columbia Laboratories.

About Columbia Laboratories

Columbia Laboratories, Inc. provides pharmaceutical development, clinical trial manufacturing, and advanced analytical and consulting services to the pharmaceutical industry. The Company has a successful heritage in pharmaceutical research and development, particularly in women’s healthcare and drug delivery. Its most successful product to date, CRINONE® 8% (progesterone gel), is marketed by Actavis, Inc. in the U.S. and by Merck Serono S.A. in over 60 additional countries worldwide. For more information, please visit www.columbialabs.com.

Investor Relations Contact:

MBS Value Partners

Katja Buhrer or Betsy Brod

+212 661 7004

katja.buhrer@mbsvalue.com